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Exhibit 99.3

LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS
TEAMSTAFF, INC.

Up to            Shares of Common Stock
Issuable upon the Exercise of Non-transferrable Subscription Rights at $            per Share;

                        , 2012

Dear Shareholder:

        This letter is being sent by Teamstaff, Inc. (the "Company") to shareholders who are the owners of record of our common stock at 5:00 p.m., Eastern time, on                         , 2012 (the "Record Date") in connection with our distribution at no charge of non-transferable rights ("Rights") to purchase shares of our common stock in a Rights Offering by the Company (the "Rights Offering"). The Rights Offering is described in the enclosed offering prospectus dated                        , 2012 ("Prospectus").

        Enclosed are copies of the following documents:

  1.
  Prospectus;

  2.
  Your Rights Certificate;

  3.
  Instructions as to the use of the Rights Certificates;

  4.
  Notice of Guaranteed Delivery;

  5.
  Notice of Tax Information; and

  6.
  A return envelope addressed to Continental Stock Transfer & Trust Company.

        In the Rights Offering, we are offering up to                shares of common stock, as described in the Prospectus, at a price of $            per share. You will receive one (1) Right for            share of common stock owned by you as of the Record Date, and each Right entitles you to purchase            share of common stock under what we refer to as your "Basic Subscription Right." In addition, if you exercise your Basic Subscription Right in full, you will be eligible, under what we refer to as your "Over-Subscription Privilege", to purchase any shares of common stock that are not purchased by other Rights holders under their Basic Subscription Rights. Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. Please note that fractional Rights will be rounded down to the nearest whole number of Rights. The Rights are not transferable and may not be sold.

        The Rights Offering will expire at 5:00 p.m., Eastern time, on                    , 2012. Your right to purchase common stock in the Rights Offering will expire if not exercised by such time. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

        Your subscription Rights are evidenced by the accompanying non-transferable Rights certificate registered in your name (the "Rights Certificate"). The reverse of the Rights Certificate contains the form for exercising your Rights. To exercise your Rights, you should deliver the properly completed and duly signed Rights Certificate, with full payment of the subscription price for each share of common stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to Continental Stock Transfer & Trust Company (the "Subscription Agent"), as indicated in the Prospectus.

        If you elect to exercise any or all of your Rights, the Subscription Agent must receive your properly completed and duly executed Rights Certificate and all other required documents and full payment of the subscription price, including final clearance of any checks, prior to 5:00 p.m., Eastern Time in the United States on                        , 2012.

        Your prompt action is requested with respect to the Rights Offering.

        Please contact Continental Stock Transfer & Trust Company, who is both the Subscription Agent for additional copies of the enclosed materials and any questions or requests for assistance concerning the Rights Offering.

Very truly yours, Teamstaff, Inc.

        NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMJNTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TEAMSTAFF, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO 13g MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON ABEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.3
LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS TEAMSTAFF, INC.